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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 12 or 15(d) of the
                         Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported) May 4, 1998
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                             EQK REALTY INVESTORS I
                             ----------------------
               (Exact name of registrant as specified in charter)


       Massachusetts                 1-8815               23-2320360
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(State or other jurisdiction         (Commission          (IRS Employer
of incorporation)                    File Number)         Identification Number)

           5775 Peachtree Dunwoody Road, Suite 200D, Atlanta GA 30342
           ----------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


        Registrant's telephone number, including area code (404) 303-6100
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ITEM 5.  OTHER EVENTS

     On April 23, 1998, the New York Stock Exchange announced that trading in the common stock of EQK Realty Investors I will be suspended prior to the opening of the New York Stock Exchange on May 4, 1998, as it has fallen below the NYSE's continued listing criteria.

     In connection with the foregoing, a press release was issued by the New York Stock Exchange on April 23, 1998, the text of which is as follows;

     NEW YORK, April 23, 1998--The New York Stock Exchange announced today that trading in the common stock of EQK Realty Investors I--ticker symbol EKR--will be suspended prior to the opening on Monday, May 4, 1998 or such earlier date as EKR commences trading in another securities marketplace, or information is received that EKR does not meet the listing requirements of the other securities marketplace. EQK Realty Investors I has advised the Exchange that it may seek to transfer the trading of its common stock to another securities marketplace. Following suspension, application will be made to the Securities and Exchange Commission to delist the issue.

     The Exchange's action is being taken in view of the fact that EQK Realty Investors I has fallen below the NYSE's continued listing criteria relating to: aggregate market value of all outstanding shares (less than $12 million), together with average net income after taxes for the past three years (less than $600,000); net tangible assets available to common stock (less than $12 million) together with average net income after taxes for the past three years (less than $600,000); and aggregate market value of publicly held shares (less than $8 million).

     The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.